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                                                                    EXHIBIT 16.1

April 11, 2000
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

    We have read the statements made by ThruPoint, Inc. (formerly Total Network Solutions, Inc.) included in the Form S-1 which we understand will be filed with the Commission pursuant to Item 304 of Regulation S-K. We agree with the statements concerning our Firm in such Form S-1, except that we are not in a position to agree or disagree with the date of the change of independent auditors.

Very truly yours,

Rothstein, Kass & Company, P.C.